Exhibit 99.5

Follicular Lymphoma Oral Presentation

Title: The Bruton’s Tyrosine Inhibitor Ibrutinib (PCI-32765) is Active and Tolerated in Relapsed Follicular Lymphoma
Session: 623. Lymphoma - Chemotherapy, excluding Pre-Clinical Models: Mantle Cell Lymphoma and Follicular Lymphoma
Date/Time: Sunday, December 9, 2012   Presentation Time:  5:45 PM
Location: Georgia World Congress Center, Sidney Marcus Auditorium
Presenter: Nathan Fowler

Nathan H Fowler, MD1, Ranjana H Advani, MD2, Jeff P. Sharman, MD3*, Sonali M. Smith, MD4, Jesse McGreivy, MD5, Lori Kunkel, MD5, Vina Troung5*, Cathy Zhou5* and Thomas E. Boyd, MD6*
1The University of Texas MD Anderson Cancer Center, Houston, TX
2Stanford University, Stanford, CA
3Willamette Valley Cancer Institute and Research Center/US Oncology Research, Eugene, OR
4The University of Chicago, Chicago, IL
5Pharmacyclics, Inc., Sunnyvale, CA
6North Star Lodge Cancer Center, Yakima, WA

ABSTRACT:
Background
Bruton’s tyrosine kinase (BTK) is a central mediator of B-cell receptor (BCR) signaling and is essential for normal B-cell development. Subtypes of non-Hodgkins lymphoma (NHL) may be dependent on chronic activation of the BCR pathway and primary follicular lymphoma (FL) cells have been found to maintain enhanced signaling when compared to normal B-cells (Irish JM, et al. Blood 2006; 108: 3135). Ibrutinib is an orally administered, covalently-bound inhibitor of BTK which induces apoptosis and inhibits cellular migration and adhesion in malignant B-cells. Based on promising preclinical data in B-cell malignancies, a phase I study was conducted to test the safety, tolerability, pharmacokinetics, and pharmacodynamics of ibrutinib in relapsed NHL. We report the long-term tolerability and sustained activity of ibrutinib in FL patients in this study with extended follow-up.
Methods
Adult patients with relapsed or refractory B-cell lymphoma were eligible for trial entry and 16 patients with FL were enrolled in this Phase I study. Ibrutinib was administered orally with dose escalation according to protocol-defined dose-limiting toxicities (DLT) to define a maximum tolerated dose (MTD) or until 3 dose levels above attainment of full BTK occupancy. A 28-day on/7-day off (intermittent) schedule was evaluated in 5 cohorts (1.25-12.5 mg/kg PO qd) and a once daily oral dose (without a drug holiday) in 2 cohorts (8.3 mg/kg and 560-mg fixed dose). Patients were evaluable for safety if they received study drug. Efficacy was evaluated in all patients who received 2.5 mg/kg or higher (which achieves full BTK occupancy) and had one on-study imaging assessment. Efficacy was also analyzed at higher doses to determine if there was improved efficacy. Responses were assessed every 2 months using the Revised Response Criteria for Malignant Lymphoma (Cheson 2007).
Results
Median age 60 (41-71), equal numbers of males and females, median time from diagnosis 54 months (19-186), median number of prior therapies 3 (1-5) including: stem cell transplantation (6%), alkylators (88%), anthracyclines (56%), nucleoside analogs (19%), and rituximab (100%). FLIPI scores at baseline: low risk = 19%, intermediate risk = 37%, high risk = 44%.
Treatment-emergent AEs occurring in ≥ 25% included: diarrhea (50%), fatigue (44%), nausea (38%), cough (31%) and myalgia (25%). Observed grade 3 AEs included: anemia, anxiety, hypersensitivity, hypokalemia, hypophosphatemia, decreased neutrophil count, non-cardiac chest pain, pancytopenia, pneumonia and vomiting (one event each). A Grade 4 hypokalemia occurred and was considered to be related to study drug by the investigator. One case of myelodysplastic syndrome occurred 29 days after the last dose of ibrutinib in a patient with pre-existing anemia and multiple lines of prior treatment and was considered to be unrelated by the investigator.
One patient in the 2.5 mg/kg/day intermittent cohort experienced DLTs of grade 2 neutropenia resulting in the ibrutinib dose being held > 7 days and a grade 4 hypokalemia. One patient in the 8.3 mg/kg/day intermittent cohort experienced a Grade 3 hypersensitivity reaction. No DLTs were observed in the 12.5 mg/kg/day cohort and the MTD was not reached.
In the 16 patients with FL, 11 patients received ibrutinib at 2.5 mg/kg or higher and were evaluable for efficacy (2 patients at 2.5 mg/kg, 1 at 5 mg/kg, 3 at 8.3 mg/kg intermittent, 3 at 12.5 mg/kg, 2 at 8.3 mg/kg continuous dosing). Median time on ibrutinib was 7 months (0-29). Overall response rate (ORR) 54.5% (3 CRs, 3 PRs), duration of response (DOR) 12.3 months, median PFS 13.4 months. In the 9 patients who received ibrutinib at 5 mg/kg or higher, the median time on ibrutinib, ORR and DOR were similar to the efficacy in the 11 patients. However, there was a slight trend toward improved PFS of 19.6 months; 2 patients are still responding to ibrutinib at 25 and 29 months.
Conclusions
The BTK inhibitor ibrutinib (PCI-32765) is well tolerated and active in patients with relapsed FL. Based upon drug occupancy and clinical responses, a dose of 5 mg/kg/day or above is recommended for phase II studies. Extended dosing did not appear to increase toxicity and response rates improved with continued treatment in some patients. Phase II studies with ibrutinib in FL are planned.

Disclosures: Advani: Pharmacyclics, Inc: Research Funding. Sharman: Celgene: Consultancy; Pharmacyclics: Honoraria; Calistoga: Honoraria; Portola pharmaceuticals: Consultancy. McGreivy: pharmacyclics: Employment. Kunkel: Pharmacyclics: Employment, Equity Ownership. Troung: Pharmacyclics, Inc: Employment, Equity Ownership. Zhou: Pharmacyclics, Inc.: Employment, Equity Ownership.